Exhibit 99.1

CONSENT OF INSURANCE ADVISORY PARTNERS

We hereby consent to the inclusion of our fairness opinion as Annex C to the proxy statement/prospectus and for the Registration Statement on Form S-4 relating to the business combination between Maiden Holdings, Ltd. and Kestrel Group, LLC and to the references to such opinion and our firm’s name in such proxy statement/prospectus and Registration Statement. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Insurance Advisory Partners LLC

March 10, 2025